EXHIBIT 99.1

NV Energy to Join MidAmerican

At the end of May it was announced that MidAmerican Energy Holdings Company, a subsidiary of Berkshire Hathaway Inc., will acquire NV Energy. The acquisition is subject to customary closing conditions, including the approval of the transaction by NV Energy’s shareholders and the receipt of required state and federal approvals.

By joining forces with MidAmerican, NV Energy will gain access to additional operational and financial resources and the strength of a global energy partner as we continue to support the evolving energy needs of our state.

We will be joining a company whose principles mirror our own: customer service, employee commitment, environmental respect, regulatory integrity, operational excellence and financial strength.

Through its energy-related businesses, MidAmerican provides electric and natural gas service to more than 7 million customers worldwide.

NV Energy has already made filings requesting approval of the acquisition with the Federal Energy Regulatory Commission and the Public Utilities Commission of Nevada. We recently received notice that, as a result of the Hart-Scott-Rodino review, neither the Department of Justice nor the Federal Trade Commission will take action against the transaction.

As previously reported, the transaction is expected to be completed in the first quarter of 2014.